PROMISSORY NOTE

Value:  $500,000.00                                          Dated: May 27, 2003

         FOR VALUE RECEIVED, ZIM TECHNOLOGIES INTERNATIONAL INC. (the "Debtor") hereby promises to pay on demand to or to the order of 160879 Canada Inc. (the "Holder") in the City of Ottawa, Ontario at such address as the Holder may from time to time direct, the amount of Five Hundred Thousand Dollars ($500,000.00), in lawful money of Canada plus interest as herein provided. Interest shall be calculated on the principal sum outstanding at the rate per annum of five (5%) percent and shall accrue to the date of payment.

         Notwithstanding the other terms hereof, the Debtor shall have the right to prepay at any time and from time to time without a bonus all or any portion of the amount outstanding, including interest, under this Note.

         The Debtor and all endorsers of this Note hereby waive presentment of payment, notice of non-payment, protest and notice of protest.

         This Note and the obligations represented hereby shall be binding upon the Debtor and its permitted successors and assigns and shall inure to the benefit of the Holder and its successors and assigns.

         DATED at Ottawa, this 27th day of May 2003.


SIGNED, SEALED & DELIVERED                  )
                                            )
                                            ) ZIM TECHNOLOGIES
                                            ) INTERNATIONAL INC.
                                            ) per: )
                                            )   -------------------------------
                                            ) Name:
                                            ) Title:
                                            ) I have the authority
                                            ) to bind the Corporation